Exhibit 99.1

Sirius XM Announces Appointment of Anjali Sud to Board of Directors

Vice Chairman James E. Meyer to Step Down from Board

NEW YORK, March 20, 2025 – Sirius XM Holdings Inc. (NASDAQ: SIRI) today announced the appointment of a new independent director, Anjali Sud, to the company’s Board of Directors.

Sud is an accomplished executive at the intersection of media, technology, and entertainment. She currently serves as Chief Executive Officer for Tubi (www.tubi.tv), Fox Corporation’s (NASDAQ: FOXA, FOX) free ad-supported streaming service. Prior to joining Tubi, Sud served as Chief Executive Officer of Vimeo, a global online video platform, during which time she took the company public.

“Anjali has an incredible track record on the cutting edge of media and technology, and has a deep understanding for what it takes to succeed today. She will be an asset to the Board and to the company as a whole as we look to maintain our strong standing and to position ourselves for future growth,” said Jennifer Witz, Chief Executive Officer of SiriusXM. “Adding Anjali’s perspective and experience serves to further strengthen our Board, and I look forward to working with her.”

Sud said, “As a fan of SiriusXM and a big believer in the power of audio and delivering entertainment to audiences where they want it, I am looking forward to working with Jennifer, the Board, and the entire management team as the company looks to leverage its strengths and focus its efforts in this next chapter of the business. SiriusXM has played an important role in shaping the audio landscape, and I’m excited to bring my insights to the Board as SiriusXM positions itself to continue to deliver long-term financial success.”

Vice Chairman James E. Meyer also resigned from the Board. Meyer first joined SiriusXM in 2004 and served as Chief Executive Officer from December 2012 through December 2020.

“It’s been an honor to serve on SiriusXM’s Board, and to continue to watch the company evolve under Jennifer’s leadership,” said Meyer. “I am extremely proud of all that SiriusXM has accomplished since I first arrived over two decades ago, of the unparalleled audio entertainment the company delivers to listeners across North America and the value it brings to its stockholders. While I believe now is the right time to complete my Board service, I remain a passionate supporter – and subscriber – of SiriusXM, and I am confident that Jennifer, Greg Maffei, and the entire Board will ensure the company continues to thrive.”

Witz added, “It has been a privilege to work with Jim for all these years, and having his guidance on the Board has been invaluable to the company. On behalf of the company, the Board and all of our employees, we thank Jim for all his contributions and commitment to SiriusXM and wish him all the best.”

About Anjali Sud

Anjali Sud is CEO of Tubi, the most watched free TV and movie streaming service in the U.S., where under her leadership the company has scaled to over 97 million monthly active viewers, expanded globally and solidified its position as a major entertainment destination. Prior to Tubi, Anjali served as CEO of Vimeo (NASDAQ:VMEO), the global online video platform. During her tenure she took the company public and established Vimeo as the home for video creators and professionals worldwide, building a community of over 300 million users. Before that, she held various positions in e-commerce, finance and media at Amazon and Time Warner.

Anjali has been included in Fortune's 40 under 40, Crain’s 40 under 40, Adweek's Power List and The Hollywood Reporter's Next Gen Under 35. She is a designated Young Global Leader of the World Economic Forum and serves on the Board of Directors of Dolby Laboratories (NYSE:DLB) and Change.org. She is currently a Henry Crown Fellow at the Aspen Institute. Anjali grew up in Flint, Michigan, and lives in New York City with her husband and two young sons.

About Sirius XM Holdings Inc.

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

Source: SiriusXM

Investor Contacts:

Hooper Stevens

hooper.stevens@siriusxm.com

Natalie Candela

natalie.candela@siriusxm.com

Media Contact:

Maggie Mitchell

maggie.mitchell@siriusxm.com